Footnote continued from previous page

     Footnote continued on next page                   Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         CSI COMPUTER SPECIALISTS, INC.

                                       AT

                               $1.00 NET PER SHARE

                                       BY

                            INTERACTIVE SYSTEMS, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, MAY 23, 2000, UNLESS THE OFFER IS EXTENDED.A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ONPAGES (ii) THROUGH (iv). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: (A) APPROVED OR DISAPPROVED OF THE TRANSACTION; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 April 26, 2000

                      (This page intentionally left blank)

                                TABLE OF CONTENTS

                                      Page

SUMMARY OF THE OFFER.........................................................ii

INTRODUCTION..................................................................1

SPECIAL FACTORS...............................................................2

I.       BACKGROUND OF THE OFFER..............................................2

II.      PURPOSE AND plans....................................................4

III. MATERIAL UNITED STATES FEDERAL INCOME TAX EFFECTS

IV.      INTERESTS OF CERTAIN PERSONS.........................................5

THE OFFER.....................................................................7

1.       TERMS OF THE OFFER...................................................7

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE COMMON SHARES.............9

3.       PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.............10

4.       WITHDRAWAL RIGHTS...................................................14

5.       PRICE RANGE OF THE COMMON SHARES; DIVIDENDS.........................15

6. POSSIBLE EFFECTS OF THE TENDER OFFER ON THE MARKET FOR THE COMMON SHARES;

         STOCK QUOTATION.....................................................15

7.       INFORMATION CONCERNING THE COMPANY..................................16

8.       INFORMATION CONCERNING ISI..........................................17

9.       SOURCE AND AMOUNT OF FUNDS..........................................18

10.      CONDITIONS OF THE OFFER.............................................19

11.      LEGAL AND REGULATORY MATTERS........................................21

12.      FEES AND EXPENSES...................................................22

13.      MISCELLANEOUS.......................................................23

SCHEDULE I..................................................................1-1

                              SUMMARY OF THE OFFER

     Interactive Systems, Inc. is offering to buy all outstanding shares of common stock (the "Common Shares") of CSI Computer Specialists, Inc. (the "Company" or "CSI") not already owned by Mr. Donald C. Weymer,Interactive Systems, Inc.'s founder, Chief Executive Officer, President, a Director and 98% shareholder (the "Offer"). Mr. Weymer already owns approximately 32% of the outstanding Common Shares. The tender price is $1.00 per Common Share in cash, less any required withholding taxes. Tendering stockholders will not have to pay brokerage fees or commissions.

                      WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Interactive Systems, Inc. ("ISI"). We are a national provider of enterprise infrastructure management services. We provide information technology outsourcing, enterprise systems management and not-for-profit solutions to commercial and non-profit organizations. We are an affiliate of the Company because our founder, Mr. Donald C. Weymer, is a stockholder, officer and director of both ISI and CSI. See Section 8, pages 17 and 18 for more information.

            WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to purchase all of the outstanding Common Shares. See "Introduction" and Section 1, pages 7 through 9 for further details.

   HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $1.00 per Common Share, net to you, in cash. If you are the record owner of your Common Shares and you tender your Common Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" for further information.

              HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 P.M., Eastern Time, on Tuesday, May 23, 2000 to tender your Common Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1, pages 7 through 9, and Section 3, page 12 for further details.

                CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     We have the right to extend the Offer. If we decide to extend the Offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled expiration of the Offer. See Section 1, pages 7 through 9 for further details.

                     ARE THERE ANY CONDITIONS TO THE OFFER?

     The Offer is  conditioned  on certain  customary  closing  conditions. See
     Section 10, pages 19 through 21 for further details.

                        HOW DO I TENDER MY COMMON SHARES?

              If you wish to accept the Offer, you must do the following:

     - If you are a record holder (i.e., a stock certificate has been issued to you), you must either complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the Offer, Continental Stock Transfer & Trust Company, or follow the procedures described in this document for book-entry transfer. These materials must reach the depositary before the Offer expires. Detailed instructions are contained in the letter of transmittal and on pages 10 through 13 of this document.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your Common Shares using the enclosed notice of guaranteed delivery. Please call D.F. King & Co., Inc., our information agent for the Offer, at 800-928-0153 for assistance. See page 12 for further details.

     - If you hold your Common Shares through a broker or bank, you should instruct your broker or bank totender your Common Shares. See Section 3, pages 10 through 13 for further details.

                  CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     If, after tendering your Common Shares in the Offer, you decide that you do NOT want to accept the Offer, you can withdraw your Common Shares by so instructing the depositary before the Offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Common Shares. See Section 4, page 14 for further details.

            WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The Company's Board of Directors has determined that, based on the Company's current financial condition, its inability to obtain financing for its operations, which could result in the Company filing for bankruptcy, recent bid prices for the Common Shares on the OTC Bulletin Board and the Company's current book value, the Offer is in the best interests of the Company and its stockholders, and has voted to recommend to theCompany stockholders acceptance of the Offer. The Company's Board of Directors recommends that Company stockholders tender their shares in the Offer. See "Introduction" for further details.

                   WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

- We may give stockholders who do not tender in the Offer another opportunity to tender at the same price in a subsequent offering period. See Section 1, page 9 for further details.

     - The subsequent offering period, if any, will begin on the day we announce that we have purchased Common Shares in the Offer and last for three to 20 business days. We may extend the subsequent offering period,but it will not last more than 20 business days in total. See Section 1, page 9 for further details.

     - There will be no withdrawal rights in the subsequent offering period. See
       Section  1, page 9 for further details.

               WHAT IS THE VALUE OF MY SHARES AS OF A RECENT DATE?

     - The average of the closing bid prices for Common Shares as reported on the OTC Bulletin Board over the 20 trading days immediately prior to the date before we publicly announced on April 26, 2000 the Offe to acquire the Common Shares was $0.84 per Common Share. See Section 5, page 15 for further information.

         - The closing bid price for the Common Shares on the OTC Bulletin Board was $0.72 per Common Share on April 24, 2000, two trading days before we announced the Offer to acquire Common Shares.

     - The current book value of the Company is $1,248,485, or $0.33 per Common Share; the current liquidation value of the Company, which is negative, is approximately $(1.00) per Common Share; market prices of the Common Shares over the past 90 days ranged between $0.72 and $1.00 per Common Share; and Common Shares have only traded on 25 out of the past 60 trading days, and during such period, the total number of Common Shares traded amounted to less than one-half of 1%of the total outstanding Common Shares. See Section 5, page 15 for more information.

        - Before deciding whether to tender, you should obtain a current market quotation for the Common Shares.

             WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

If you have questions about the offer or require additional information or assistance, you can call our information agent, D.F. King & Co., Inc., at 800-928-0153.

   To: All Holders of Shares of Common Stock of CSI Computer Specialists, Inc.

                                  INTRODUCTION

Interactive Systems, Inc. ("ISI"), an affiliate of CSI Computer Specialists, Inc. (the "Company"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Shares"), of the Company, except those Common Shares already owned by Mr. Donald C. Weymer, ISI's founder, Chief Executive Officer, President, a Director and 98% shareholder, at a purchase price of $1.00 per share, net to the seller in cash (less any required withholding taxes), without interest. The offer is being made upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal (which, together, constitute the "Offer"). As used in thisdocument, the term "Offer" includes any subsequent offering period, as described in Section 1.

Stockholders of record who hold Common Shares registered in their name and tender the Common Shares directly to Continental Stock Transfer & Trust Company (the "Depositary") will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the letter of transmittal, stock transfer taxes on the sale of the Common Shares in the Offer. Stockholders who hold their Common Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, if you do not complete and sign the Substitute Form W-9 included in the letter oftransmittal, you may be subject to a required backup United States federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3.We will pay all charges and expenses the Depositary and D.F. King & Co., Inc. (the "Information Agent") incur in connection with the Offer. See Section 12.

          THE COMPANY'S BOARD OF DIRECTORS HAS DETERMINED, BASED ON THE COMPANY'S CURRENT FINANCIAL CONDITION, ITS INABILITY TO OBTAIN FINANCING FOR ITS OPERATIONS, WHICH COULD RESULT IN THE COMPANY FILING FOR BANKRUPTCY, RECENT

BID PRICES FOR THE COMMON SHARES ON THE OTC BULLETIN BOARD (THE "OTCBB") AND THE COMPANY'S CURRENT BOOK VALUE, THAT THE OFFER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND HAS VOTED TO RECOMMEND TO THE COMPANY STOCKHOLDERS ACCEPTANCE OF THE OFFER. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS TENDER THEIR COMMON SHARES IN THE OFFER.

            A copy of the  Company's  Solicitation/Recommendation  Statement  on
  Schedule 14D-9 is being mailed with this Offer. Stockholders are urged to read the Company's Solicitation/Recommendation Statement in its entirety.

The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to certain customary terms and conditions. See Sections 1 and 10.

          To our knowledge after making reasonable inquiry, except for Mr. Donald C. Weymer, all of the executive officers, directors or other affiliates of the Company who hold Common Shares currently intend to tender such

Common Shares to us in the Offer. To our knowledge, after making reasonable inquiry, none of the executive officers and other affiliates of Company, except those officers who serve on the Company's Board of Directors, has made a recommendation either in support of or opposed to the transaction.

The Company has informed us that, as of April 24, 2000, there were 3,715,888 Common Shares issued and outstanding and 1,930,029 Common Shares reserved for issuance upon the exercise of outstanding stock options and warrants.

THE OFFER IS CONDITIONED  UPON THE  FULFILLMENT  OF THE CONDITIONS  DESCRIBED IN
SECTION 10. THE INITIAL OFFERING PERIOD OF THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, MAY 23, 2000, UNLESS WE EXTEND IT.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THEM CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

I.          BACKGROUND OF THE OFFER

           The Company commenced operations in 1994 and has operated at a loss every year since 1996. In 1997, in an effort to rebound from its 1996 losses, the Company began to implement a strategy of growth and acquisition that its Board of Directors anticipated would expand the Company's technological expertise and customer base. As part of this strategy, the Company acquired three computer services companies, Cintronix, Inc. ("Cintronix"), Advanced Network Systems and Phoenix Service, Inc. ("Phoenix Service") in 1997. The Company's management had hoped that the acquisitions of Cintronix and Advanced Network Systems would further the Company's goal of developing regional clusters of sales and service representatives to improve customer service and to gain greater market penetration. The expected integration of these two acquisitions and the projected increase in marketing and decrease in costs due to economies of scale failed to occur during 1998. Only the Phoenix Service acquisition provided significant expansion in growing the Company's customer base profitably. As a result of the poor performance of the two acquisitions, in 1998 the Company took a one-time charge of approximately $1.7 million to write down the carrying value of the acquired companies due to the impairment of the related assets, primarily goodwill.

          On May 19, 1998, the Company was notified by the Nasdaq Stock Market that the Common Shares, which were traded on the SmallCap Market, had failed to maintain a closing bid price greater than or equal to $1.00 per

Common Share. Although the Company was granted a temporary exception to the minimum bid price requirement, the requirement was still not met by the end of the exception period, August 18, 1998. The Common Shares were delisted from the SmallCap Market on August 24, 1998.

In an effort to provide liquidity for its shareholders during this period of financial downturn, in June 1998 the Company contacted Ferris, Baker, Watts, Incorporated ("Ferris Baker") regarding a potential merger of the Company or sale of all or part of the Common Shares. On June 23, 1998,after negotiations, the Company retained Ferris Baker as its financial advisor to seek out prospective purchasers and to assist the Company inthe negotiation of any proposed transactions.

     Over the course of the ensuing 12 months, Ferris Baker contacted 25 prospective buyers in the computer hardware industry, including Decision One, Anacomp, STK, Amdahl and Unisys. While many of the prospective candidates that were approached responded favorably upon initialcontact, none of the negotiations materialized into an offer for the Common Shares or the Company's assets.

            After the termination of the contract with Ferris Baker, the Company made further attempts from July 1999 to February 2000 to pursue transactions that would provide its shareholders with liquidity. Discussions and negotiations were held with Span Optics, COSI Computer Outsourcing, Anacomp, El Camino, Strategia and VariLease,

     none of which materialized into an offer for the Common Shares or the Company's assets.

           Since December 1998, the Company has had difficulty obtaining financing to meet its short-term working capital requirements and has had to rely on funding from affiliates. The Company was able to obtain a credit facility, which includes a revolving line of credit, with Crestar Bank in 1997 to fund its operations. The credit facility expired in October 1998 and continued under a forbearance agreement until May 1999, so that

  Crestar Bank could reevaluate the Company's financial operations. Crestar Bank decided not to extend the credit facility for another year. However, Crestar Bank extended the credit line while the Company attempted to obtain alternative financing. The Company attempted without success to establish a new line of credit with several lenders, including IBM Credit Corporation, FINOVA Distribution, FINOVA Special Credit Division and Sandy Spring

National Bank ("Sandy Spring"). In October 1999, Crestar Bank reduced the credit line from $2,000,000 to $1,750,000. On March 6, 2000, Crestar Bank notified the Company of its intention to terminate the revolving credit line by reducing the line from $1,750,000 to $1,500,000 on March 17, 2000, and $100,000 per week thereafter until the credit line reaches zero. The Company has informed us that it cannot continue to operate under this financing arrangement and could face bankruptcy if it is unable to secure alternative financing for its operations and the repayment of the credit facility. The credit line is secured by substantially all of the Company's assets. At April 24, 2000, there was $1,500,000 outstanding under the credit line.

In response to the reduction of available funds under the Crestar Bank credit facility, during fiscal years 1999 and 2000, we advanced approximately $375,000 and $595,000, respectively, to the Company to cover operating expenses. We provided the funding to the Company at an interest rate of prime plus 1% per annum, with principal repayable on our demand. Mr. Donald C. Weymer owns approximately 98% of our equity securities. Mr. Weymer is our founder, Chief Executive Officer, President and a Director. In addition, Mr. Weymer owns approximately 32% of the Common Shares. Mr. Weymer is the Company's Chairman of the Board of Directors, Chief Executive Officer and Secretary.

            In November 1999, we began discussions with the Company to assist it in working out the Crestar Bank credit facility. On March 30, 2000, we entered into an amended and restated loan and security agreement with our lender, Sandy Spring, to increase our existing line of credit, provided, among other things, that we use a portion of the funds available to repay the amounts due under the Company's credit facility with Crestar Bank. The increased line of credit is secured by our assets and those of our subsidiary, National Conversion Systems, Inc.("NCS"). It is also personally guaranteed by Mr. Weymer. We intend to repay the amounts owed by the Company under the Crestar Bank credit facilityupon the acceptance for payment of all Common Shares validly tendered pursuant to the Offer.

              In addition to the Offer we are making herein, we proposed to the Company two other acquisition alternatives: a "two-step" tender offer, which is a tender offer followed by a merger, or a merger. The Company advised us that its Board of Directors unanimously agreed on March 24, 2000 that a tender offer would be in the best interests of the Company and its shareholders because (i) it would not be as costly and protracted as the other two transactions proposed by ISI, (ii) it would enable the Company to pay off the Crestar Bank credit facility, thereby avoiding a sale of the Company's assets by Crestar Bank to cover the Company's indebtedness under that credit facility, and (iii) it would provide liquidity to those Company stockholders who want it at a time when the Company is experiencing financial difficulty. The Company also advised us that its Board of Directors supports the Offer because the Company's accountants, Goldstein GolubKessler, LLP, recently issued a "going concern opinion" in connection with their report on the Company's 1999 financial statements. Such an opinion was also issued with respect to the Company's 1998 financial statements.

We arrived at the tender price of $1.00 per Common Share in cash by taking into consideration the following factors: (i) that the current book value of the Company is $1,248,485, or $0.33 per Common Share; (ii) that we estimate the current liquidation value of the Company, which is negative, to be $(1.00) per Common Share; (iii) that market prices of the Common Shares over the past 90 days ranged between $0.72 and $1.00 per Common Share; and (iv) that Common Shares have only traded on 25 out of the past 60 trading days, and during such period,the total number of Common Shares traded amounted toless than one-half of 1% of the total outstanding Common Shares. See Section 5, page 15 for more information.

II.           PURPOSE and PLANS

The purpose of the Offer is to enable us and our affiliates to acquire control of, and the entire equity interest in, the Company. Our current intention is to retain the Common Shares that we acquire in the Offer. As discussed above in "Background of the Offer," we have decided to make the Offer at this time in lieu of engaging in a "two-step" tender offer and merger transaction or a merger transaction because of the Company's need to workout its credit facility with Crestar Bank quickly. The Offer is appropriate at this time because it will best serve the interests of the Company and its shareholders and maximize the value of the Company. We intend to operate the Company as a majority owned-subsidiary if we, along with Mr. Donald C. Weymer, hold a majority of the Common Shares upon the acceptance for payment of all Common Shares validly tendered pursuant to the Offer. This should allow us to reduce certain of theCompany's costs and expenses and to capitalize on certain synergies between ISI and the Company.If all of the Company's stockholders do not tender all of their Common Shares, we intend to evaluate whether, under the circumstances at that time, it would be in the best interests of ISI and the Company to acquire additional Common Shares by means of a second tender offer, merger or other transaction. Except as noted in this Offer, the Company and ISI have no present plans that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization,dividend policy, corporate structure, business or composition of its management or Board of Directors.

     This Offer was not designed to be a "going private transaction" under the Securities Exchange Act of 1934, as amended (the "Exchange Act") because each class of the equity securities of the Company is already held by less than 300 holders of record. In addition, the Company has advised us that it does not intend to file a Form 15 to terminate its registration under the Exchange Act. Rather, the Company intends to remain a public company and to continue to file periodic reports, and to satisfy the other requirements under the Exchange Act, so that the Common Shares will remain listed on the OTCBB. Under the rules of the OTCBB, the Company must remain a reporting company under the Exchange Act in order for the Common Shares to remain listed on the OTCBB.

III.  MATERIAL UNITED STATES FEDERAL INCOME TAX EFFECTS

     Your receipt of cash for the Common Shares in the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For United States federal income tax purposes, if you sell or exchange your Common Shares in the Offer, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Common Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Common Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Common Shares for more than one year or will be short term if, as of such date, you have held the Common Shares for one year or less.

     The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired the Common Shares through the exercise of employee stock options or otherwise as compensation,individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES.

IV. INTERESTS OF CERTAIN PERSONS

     BENEFICIAL OWNERSHIP OF SHARES. The following table sets forth information, as of April 24, 2000, regarding the ownership of Common Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding CommonShares, and any director or executive officer of ISI, the Company or any of their affiliates.

                         AMOUNT AND NATURE OF             PERCENT OF

BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (1)            CLASS (1)
Donald C. Weymer                         1,195,000                     32.16%
Chairman of the Board of Directors, Chief Executive
 Officer and Secretary, CSI; and Chief Executive Officer,
              President and a Director, ISI

William F. Pershin                        640,000                      17.21%
President and a Director, CSI

Robert V. Windley                        100,000(2)                     2.69%
 Acting Chief Financial Officer, CSI; and Executive Vice
              President and a Director, ISI

Lynn M. Weymer                             65,000                       1.75%
              Secretary and a Director, ISI

David A. Chapp                               0                          0.00%
                      Director, CSI

All CSI and ISI directors and executive
officers as a group (5 persons)          2,000,000                     53.81%
                                                 ----------------
(1) Unless otherwise noted, each person has sole voting and investment power with respect to all the Common Shares listed opposite such person's name. Beneficial ownership and percentage of class are calculated under Rule 13d-3 of the Exchange Act.

(2)   Consists of exercisable options to purchase Common Shares.

     RELATED PARTY TRANSACTIONS. Mr. Donald C. Weymer currently owns approximately 98% of our equity securities. Mr. Weymer is our founder, Chief Executive Officer, President and a Director. In addition, Mr.Weymer currently owns approximately 32% of the Company's outstanding Common Shares. Mr. Weymer is the Company's Chairman of the Board of Directors, Chief Executive Officer and Secretary.

     Mr. Robert V. Windley, our Executive Vice President and a Director, also serves as the Company's Acting Chief Financial Officer. Mr. Windley has an exercisable option to purchase 100,000 Common Shares.

     In addition, Ms. Lynn M. Weymer, our Secretary and a Director, is the daughter of Mr. Donald C. Weymer. Ms. Weymer beneficially owns 65,000 Common Shares.

     The Company has a contract with ISI to provide computer maintenance services. For the years ended December 31, 1999 and 1998, the Company recognized revenue approximating $1,165,000 and $1,061,000 from ISI,respectively, including equipment sales of $52,000 and $518,400, respectively.

     On June 30, 1999, ISI acquired for $200,000 certain assets and liabilities of Cintronix, a wholly-owned subsidiary of the Company, including the assumption of Cintronix's office sublease and certain employment agreements. The book value of these assets and liabilities did not differ materially from their purchase price. ISI also acquired the option to purchase all of the shares of common stock of Cintronix for the sum of $10.00 per share.

                                    THE OFFER

1.             TERMS OF THE OFFER

             Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all the Common Shares validly tendered and not withdrawn in accordance with the procedures set forth in
 Section 4 on or prior to the Expiration

  Date. The term  "Expiration  Date" means 5:00 P.M.,  Eastern Time, on Tuesday,
   May 23, 2000, unless we extend the period of time for which the initial offering period of the Offer is open, in which case the term "Expiration

 Date" will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

          Upon the terms and subject to the conditions of the Offer, we will purchase, as soon as permitted under the terms of the Offer, all the Common Shares validly tendered and not withdrawn prior to the Expiration Date.

     If, at the Expiration Date the conditions to the Offer described in Section 10 have not been satisfied or earlier waived, then we may, in our sole discretion, extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary and by publicly announcing the new Expiration Date. During any extension of the initial offering period (as opposed to the subsequent offering period), all the Common Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "SEC"), we also reserve the right, in our sole discretion, at any time or from time to time, to (a) terminate the Offer (whether or not any of the Common Shares have previously been purchased pursuant to the Offer) if any condition referred to in Section 10 has not been satisfied or earlier waived or upon the occurrence of any event specified in Section 10; and (b) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the termination, waiver or amendment to the Depositary and, other than, in the case of any waiver, by making a public announcement thereof. We acknowledge that (a) Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the Common Shares tendered promptly after the termination of the Offer and (b) we may not delay the purchase of, or payment for, any of the Common Shares upon the occurrence of any event specified in Section 10 without extending the period of time during which the Offer is open.

     The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 10. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including those rules under the Exchange Act that require that material changes be promptly disseminated to holders of the Common Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service, Reuters Newswire, Bloomberg Business News and PR Newswire.

          If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional Offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Common Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of the Common Shares, we will extend the Offer at least until the expiration of such period of ten business days. For purposes of theOffer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

          THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE CONDITIONS SET FORTH IN SECTION 10.

          Consummation  of the Offer is subject to the  conditions  set forth in
          Section 10. We reserve the right, in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If,by the Expiration Date, any or all of those conditions have not been satisfied, we may, in the exercise of our good faith judgment, elect to (a) extend the Offer, and, subject to applicable withdrawal rights, retain all of the tendered Common Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; (b) waive all of the unsatisfied conditions, and, subject to complying with applicable rules and regulations of the SEC, accept for payment all of the Common Shares so tendered; or (c) terminate the Offer and not accept for payment any of the Common Shares and return all of the tendered Common Shares to the tendering Company stockholders. In the event that we waive any condition set forth in Section 10, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the Company stockholders,require that the Offer remain open for an additional period of time or that we disseminate information concerning such waiver.

          The Company has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Common Shares. We will mail this offer to purchase, the related letterof transmittal and other relevant materials to record holders of the Common Shares, and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees,appear on the securityholder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of the Common Shares.

          SUBSEQUENT OFFERING PERIOD. We reserve the right, in accordance with the rules and regulations of the SEC, to provide a subsequent offering period of three business days to 20 business days after the expiration of the initial offering period and our purchase of the Common Shares tendered. A subsequent offering period would give the Company stockholders who do not tender in the initial offering period another opportunity to tender their Common Shares and receive the same Offer price. If we elect to provide a subsequent offering period, we will disseminate additional Offer materials, if necessary. During the subsequent offering period, Company stockholders will not have the right to withdraw the Common Shares previously tendered or tendered during the subsequent offering period.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE COMMON SHARES

          Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all of the Common Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in
          Section 10. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, the Common Shares pending receipt of any governmental approvals set forth in Section 11.For information with respect to approvals that we are required to obtain prior to the completion of the Offer, see
          Section 11.

          In all cases, we will pay for the Common Shares purchased in the Offer, including during the subsequent offering period, only after timely receipt by the Depositary of (a) certificates representing the Common Shares ("Company Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Common Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate letter of transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the letter of transmittal requires.

             The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry

 Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal participant.

          For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, the Common Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.In all cases, upon the terms and subject to the conditions of the Offer, payment for the Common Shares purchased pursuant to the Offer, including during any subsequent offering period, will be made by deposit of the purchase price for the Common Shares with the Depositary, which will act as agent for the tendering Company stockholders for the purpose of receiving payment from us and transmitting payment to the validly tendering Company stockholders.

          UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR THE COMMON SHARES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

          If we do not purchase any of the tendered Common Shares pursuant to the Offer for any reason, or if you submit the Company Certificates representing more Common Shares than you wish to tender, we will return the
Company Certificates representing the unpurchased or untendered Common Shares, without expense to you (or, in the case of the Common Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry

          Transfer Facility pursuant to the procedures set forth in Section 3, the Common Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration,termination or withdrawal of the Offer.

          IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF THE COMMON SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF THE COMMON SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE COMMON SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

          We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates the right to purchase all or any portion of the Common Shares tendered in the Offer,butany such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for the Common Shares validly tendered and accepted for payment in the Offer.

3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

               VALID TENDER OF THE COMMON SHARES. Except as set forth below, in order for you to tender the Common Shares in the Offer, the Depositary must receive the letter of transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of the Common Shares and any other documents that the letter of transmittal requires at its address set forth on the back cover of this offer to purchase on or prior to the Expiration Date, and either (a) you must deliver the Company Certificates representing the tendered Common Shares to the Depositary or you must cause your Common Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

               THE METHOD OF DELIVERY OF COMPANY CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE COMPANY CERTIFICATES. IF
               DELIVERY IS BY MAIL, WE RECOMMEND USING REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

               BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of the Common Shares by causing the Book-Entry Transfer Facility to transfer the Common Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although the Common Shares may be delivered through book-entry transfer into theDepositary's account at a Book-Entry Transfer Facility, the Depositary must receive the letter of transmittal (or facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at its address set forth on the back cover of this offer to purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

               DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

               SIGNATURE GUARANTEES. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all letters of transmittal, unless the Common Shares tendered are tendered
               (a) by a registered holder of the Common Shares that has not completed either the box labeled "Special Payment

   Instructions"or  the  box  labeled  "Special  Delivery  Instructions"  on the letter of transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the letter of transmittal.

               If the Company Certificates are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made to, or Company Certificates for unpurchased Common Shares are to be issued or returned to, a person other than the registered holder, then the tendered Company Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of theregistered holder or holders appear on the Company Certificates, with the signatures on the Company Certificates or stock powers guaranteed by an Eligible Institution as provided in the letter of
               transmittal.   See   Instructions  1  and  5  of  the  letter  of
               transmittal.

           If  the  Company   Certificates  are  forwarded   separately  to  the
     Depositary, a properly completed and duly executed letter of transmittal (or manually signed facsimile) must accompany each delivery of the Company Certificates.

               GUARANTEED DELIVERY. If you want to tender your Common Shares in the Offer and your Company Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Common Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

          - your tender is made by or through an Eligible Institution;

          - the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

               - the Depositary receives the Company Certificates (or a Book-Entry Confirmation) representing all of the tendered Common Shares, in proper form for transfer together with a properly completed and duly executed letter of transmittal (or manually signed facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the letter of transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery.

               You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that you own the Common Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act. Guaranteed delivery procedures are not available in the subsequent offering period.

               Notwithstanding any other provision of the Offer, we will pay for the Common Shares only after timely receipt by the Depositary of the Company Certificates for, or, of Book-Entry Confirmation with respect to, the Common Shares, a properly completed and duly executed letter of transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate letter of transmittal. Accordingly, payment might not be made to all of the tendering stockholders at the same time and will depend upon when the Depositary receives the Company Certificates or Book-Entry Confirmation that the Common Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

               BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. Under the backup United States federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the Offer. To prevent backup United States federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup United States federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal. Non-United States holders must submit a completed Form W-8 BEN to qualify as an exempt recipient. These forms may be obtained from the Depositary. See Instructions 11 and 12 of the letter of transmittal.

               APPOINTMENT AS PROXY. By executing the letter of transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution in each, in the manner set forth in the letter of transmittal, to the full extent of your rights with respect to the Common Shares that you tender and that we accept for payment and with respect to any and all other Common Shares and other securities or rights issued or issuable in respect of those Common Shares on or after the date of this

 Offer. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Common Shares. This appointment will be effective when we accept your Common Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Common Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Common Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of the

  Company stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for the Common
   Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Common Shares, we or our designee must be able to exercise full voting rights with respect to such Common Shares and other securities, including voting at any meeting of the Company stockholders.

               DETERMINATION  OF  VALIDITY.  All  questions  as to the  form  of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of the Common Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of the Common Shares of any particular Company stockholder, whether or not similar defects or irregularities are waived in the case of other Company stockholders.

               No tender of the Common Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of ISI, the Company, the

               Depositary, the Information Agent or any of their respective affiliates or assigns, or any other individual or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur anyliability for failure to give any such notification.

           Our acceptance for payment of Common Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4.          WITHDRAWAL RIGHTS

               Except as described in this Section 4, tenders of the Common Shares made in the Offer are irrevocable. You may withdraw Common Shares that you have previously tendered in the Offer at any time on or before the Expiration Date, and, unless theretofore accepted for payment as provided herein, you may also withdraw the Common Shares at any time after June 25, 2000; provided, however, you may not withdraw the Common Shares during any subsequent offering period.

          If, for any reason, acceptance for payment of any of the Common Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for the Common Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain the Common Shares that you have tendered, and you may not withdraw your Common Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

                In order for your withdrawal to be effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at the address set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify your name, the number of Common Shares that you want to withdraw, and (if the Company Certificates have been tendered) the name of the registered holder of the Common

   Shares as shown on the Company Certificate if different from your name. If the Company Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Company

   Certificates,  you must  submit the serial  numbers  shown on the  particular
      Company Certificates evidencing the Common Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Common Shares tendered for the account of an Eligible Institution. If the Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Common Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of the Common Shares. Any Common Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Common Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

           All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of ISI, the

               Company, the Depositary, the Information Agent or any of their respective affiliates or assigns, or any other individual or entity will be under any duty to give any notification of any defects or irregularities in anynotice of withdrawal or incur any liability for failure to give any such notification.

5.            PRICE RANGE OF THE COMMON SHARES; DIVIDENDS

             The Common Shares are traded on the OTCBB under the symbol "CSIS." The average of high and low bid prices on the OTCBB for the Common Shares over the last 20 full days of trading prior to the date before ISI publicly announced the Offer on April 26, 2000 was $0.84 per share. On April 24, 2000, two full days of trading before ISI announced the Offer, the reported closing bid price on the OTCBB for the Common Shares was $0.72 per share. The following table sets forth, for the periods indicated, the range of high and low bid prices for the Common Shares on the OTCBB.

                                                        HIGH               LOW

                                   FISCAL 1998

First Quarter....................................       1.50               0.75
Second Quarter...................................       1.06               0.56
Third Quarter....................................       1.00               0.41
Fourth Quarter...................................       1.00               0.33
                                   FISCAL 1999

First Quarter....................................       0.75               0.50
Second Quarter...................................       0.88               0.44
Third Quarter....................................       0.75               0.56
Fourth Quarter...................................       1.00               0.56
                                   FISCAL 2000

First Quarter....................................       1.00               0.75
Second Quarter (through April 24, 2000)..........       0.91               0.72

            The Company has informed us that, as of April 24, 2000, the Common Shares were held by 54 holders of record. The Company has never declared a cash dividend.
STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES

               6. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; STOCK QUOTATION

           Our purchase of the Common Shares pursuant to the Offer could have the following effects. The purchase of the Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade on the OTCBB and could adversely affect the liquidity and market value of the remaining Common Shares held by the public, as well as the availability of quotations for the value of the Common Shares. We cannot predict whether the reduction in the number of Common Shares would have an adverse or beneficial effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be greater or less than the tender price. The availability of market quotations would depend upon the number of holders of Common Shares remaining at such time and the interest in maintaining a market in the Common Shares on the part of securities firms.

7.    INFORMATION CONCERNING THE COMPANY

            The Company is a Delaware corporation. Its principal executive offices are located at 904 Wind River Lane, Suite 100, Gaithersburg, Maryland 20878, and its telephone number is (301) 921-8860.

               The following description of the Company and its business has been taken from the Company's Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K"), and is qualified in its entirety by reference to such report. The Company provides a full range of computer hardware services, including sales and maintenance of mainframe and mid-range computer equipment and parts, network design and installation, computer upgrades, and installation and de-installation of equipment. The Company provides its services to commercial customers, agencies of federal, state and local governments, and universities, hospitals, and associations in the Mid-Atlantic region of the United States, including West Virginia, Virginia, Maryland, the District of Columbia, New Jersey, New York, Connecticut, Pennsylvania, and in Illinois and California.

               The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the 1999 Form 10-K. More comprehensive financial and other information is included in those reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the SEC. The financial information set forth below is qualified in its entirety by reference to the reports and documents filed by the Company with the SEC and the financial statements and related notes that they contain. You can examine these reports and other documents and obtain copies of them in the manner set forth below.

                               BALANCE SHEET DATA

                                       AS AT                          AS AT

                                 DECEMBER 31, 1999             DECEMBER 31, 1998
                                 -----------------             -----------------

Current assets                               $4,096,858               $5,702,481
Noncurrent assets                               656,687                1,258,499
Current liabilities                           3,944,536                5,291,633
Noncurrent liabilities                                0                    4,474
Book value per share - basic                       0.33                     0.53
Book value per share - diluted                     0.33                     0.53


                              INCOME STATEMENT DATA

                                           YEAR ENDED                YEAR ENDED
                                        DECEMBER 31, 1999      DECEMBER 31, 1998
(Loss) per common share from
       continuing operations - basic         $(0.07)                    $(0.99)
(Loss) per common share from continuing
       operations - diluted                   (0.07)                     (0.99)
Net (loss) per common share - basic           (0.20)                     (0.99)
Net (loss) per common share - diluted         (0.20)                     (0.99)


               The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York,and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings should also be available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

            Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in the Offer with respect to the Company or any of its

  subsidiaries     or  affiliates  (other  than ISI) or for any  failure  by the
                   Company to disclose events that may have occurred or may affect the significance or accuracy of any such information.

8........             INFORMATION CONCERNING ISI

               ISI is a Virginia corporation, whose principal executive offices are located at 1777 North Kent Street, Arlington, Virginia 22209, and whose telephone number is (703) 247-5443. Headquartered in Arlington, Virginia since 1991, we are a national provider of enterprise infrastructure management services. We provide information technology outsourcing, enterprise systems management and not-for-profit solutions to commercial and non-profit organizations.

               Donald C. Weymer owns approximately 98% of our equity securities and is our founder, Chief Executive Officer, President and a Director. In addition, Mr. Weymer owns approximately 32% of the outstanding Common Shares and is the Company's Chairman of the Board of Directors, Chief Executive Officer and Secretary.

             We do not own any Common Shares directly.  We have an option to purchase all outstanding shares of common stock of Cintronix, a wholly owned subsidiary of the Company.

            The name, business address, citizenship, present principal occupation and employment history for the past five years of each of our directors and executive officers are set forth in Schedule I to this offer to purchase.

           None of ISI or, to the best knowledge of ISI, any of the persons listed in Schedule I to this offer to purchase, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or finding any violation of such laws.

          Except as set forth elsewhere in the Offer or Schedule I to this offer to purchase: (a) neither we nor, to our knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any of the Common Shares or any other equity securities of the Company; (b) neither we nor, to our knowledge, any of the individuals or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Common Shares or any other equity securities of the Company during the past 60 days; (c) neither we nor, to our knowledge, any of the persons listed in Schedule I to this offer to purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a Offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.             SOURCE AND AMOUNT OF FUNDS

          We estimate that the total amount of funds required to purchase all of the outstanding Common Shares not already held by Mr. Donald C. Weymer pursuant to the Offer (exclusive of fees and expenses) will be approximately

 $2,520,888. We intend to obtain the funds necessary to purchase the Common Shares pursuant to the Offer and to pay related fees and expenses from an existing line of credit we have with Sandy Spring and from our working capital.

              We intend to obtain the funds necessary to purchase the Common Shares primarily from an existing $4,000,000 line of credit under a credit facility that ISI has with Sandy Spring. On March 30, 2000, ISI and

 Sandy Spring executed an amended and restated loan and security agreement and related promissory note to increase the line of credit from $2,000,000 to $4,000,000, copies of which are filed as Exhibit (b)(1) to a Schedule TO, which we have filed with the SEC,  and are  summarized  below (the
"Security Agreement").

               The Security Agreement, which expires on June 30, 2001, provides that the funds will be available at an interest rate of 1% above prime per annum. Interest on the line of credit will be repaid monthly. The line of credit is the obligation of ISI and will be jointly and severally guaranteed by Mr. Weymer. In addition, Mr. Weymer has agreed by separate agreement with Sandy Spring to subordinate any claims he may have against ISI regarding indebtedness to claims arising under the Security Agreement with Sandy Spring.

               The line of credit is secured by a first lien security interest in: all of ISI's and NCS' receivables, inventory and equipment, and all property and funds of ISI now owned or later acquired;
               (b) all of ISI's andNCS' assets for which Sandy Spring currently has or later acquires a lien; (c) all proceeds and products of the foregoing items; and (d) all intellectual property rights and general intangibles.

           The Security Agreement also contains terms and conditions that are customary for credit facilities of this type, including terms that will obligate ISI to: (a) limit its outstanding principal balance under the line of credit to 75% of eligible accounts receivable; (b) maintain certain ratios, including current assets to liabilities, debt to worth, and cash flow to debt service; and (c) obtain Sandy Spring's prior written consent for extraordinary transactions, such as the purchase of stock of another entity, a merger or consolidation, or the acquisition of subsidiaries. Pursuant to the written consent provisions of the Security Agreement, ISI has obtained a consent letter from Sandy Spring authorizing the Offer and all actions relating to, or resulting from, the Offer. The consent letter is attached as Exhibit (b)(2) to a Schedule TO, which we have filed with the SEC.

  Any  additional  funds  that  may be necessary   to   purchase   the
 Common  Shares will be obtained from our working capital.

10.    CONDITIONS OF THE OFFER

          Notwithstanding any other provision of the Offer, ISI is not required to accept for payment or (subject to any applicable rules and regulations of the SEC) pay for, and may delay the acceptance for payment of, any of the tendered Common Shares and may terminate or amend the Offer, unless at any time on or after April 26, 2000 and prior to the expiration of the Offer, none of the following conditions exists or has occurred and remains in effect:

               (1) There is pending any action by any governmental entity, or any law proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer:

               - seeking to or that does prohibit or impose any material limitations on ISI's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's or any of its subsidiaries' businesses or assets, or to compel ISI or its subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or ISI and their respective subsidiaries, in each case, taken as a whole,

               - seeking to or that does make the acceptance for payment of, or the payment for, some or all of the Common Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer, or seeking to obtain from the Company or ISI any damages that are material in ISI's view in relation to the Company and its subsidiaries taken as a whole,

           - seeking to or that does impose material limitations on the ability of ISI, or render ISI unable, to acquire or hold or to exercise effectively all rights of ownership of the Common Shares, including, the right to vote any Common Shares purchased by ISI on all matters properly presented to the Company stockholders, or effectively to control in any material respect in ISI's view the business,assets or operations of the Company, its subsidiaries or ISI or any of its respective affiliates,

           - seeking to or that does impose circumstances under which the purchase or payment for some or all of the Common Shares pursuant to the Offer could reasonably be expected to have a material adverse effect on ISI, or

               - that otherwise would reasonably be expected to have a material adverse effect on the Company or ISI; or

               (2) There has occurred any change that could reasonably be expected to constitute a material adverse effect on the Company or ISI; or

(3) There has occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national stock exchange or in the over-the-counter market in the United States for a period in

                excess  of  24  hours  (excluding   suspensions  or  limitations
                  resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) the declaration of a banking  moratorium  or any  suspension of payments in respect of banks in the United States (whether or not mandatory), (C) the commencement of a war or other international or national calamity,

                 directly or indirectly,  involving the United  States,  (D) any mandatory limitation by any United States governmental authority or agency that would reasonably be expected to have a material adverse  effect  on the  extension  of  credit by banks or other financial institutions, or (E) in the case of any of the foregoing, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(4)  The Offer has been terminated in accordance with its terms; or

(5) (A) The Company's Board of Directors has withdrawn, changed or modified (including by amendment of the Company's Solicitation/Recommendation Statement on Schedule 14D-9) in a manner adverse to ISI its approval or recommendation of the Offer or has recommended an acquisition proposal, or has adopted any resolution to effect any of the foregoing, (B) the Company's Board of Directors has recommended any proposal other than the Offer in respect of an acquisition proposal, (C) the Company's Board of

                 Directors  has  continued  discussions  with  any  third  party concerning an acquisition proposal for more than ten business days after the date of receipt of such acquisition proposal, or (D) an

                acquisition   proposal  that  is  publicly  disclosed  and  that
               contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) has been commenced,  publicly proposed or communicated to the Company and the Company's Board of Directors has not rejected such proposal within ten business days of the earlier to occur of
                   (i) the

               Company's receipt of such acquisition proposal and (ii) the date such acquisition proposal first becomes publicly disclosed; or

(6) Not all consents, permits and approvals of governmental entities and other persons have been obtained without material adverse conditions attached and material expenses imposed on the Company or any of its subsidiaries; or

               (7) ISI shall become aware that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected as a result of the transactions contemplated by the Offer, or any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Common Shares in the hands of ISI or any other affiliate of ISI (including, without limitation, any event of default that may ensue as a result of the consummation of the Offer, or any other business combination or the acquisition of control of the Company); or

(8) ISI shall have reached an agreement or understanding with the Company providing for termination of the Offer, or ISI or any other affiliate of ISI shall have entered into a definitive agreement or shall have announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company; which, in the sole judgment of ISI in any such case, and regardless of the circumstances (including any action or inaction by ISI or any other affiliate of ISI) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance of payment or payment.

               The foregoing conditions are for the sole benefit of ISI. ISI may assert the failure of any of the conditions regardless of the circumstances (other than any circumstance arising solely by any action or inaction by ISI) giving rise to any such failure. The conditions may be waived by ISI in whole or in part at any time. The failure by ISI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time.

          A     public  announcement  may be made of a  material  change  in, or waiver of, such conditions. The Offer may, in certain circumstances, be extended in connection with any such change or waiver.

               ISI acknowledges that the SEC believes that (a) if ISI is delayed in accepting the Common Shares, it must either extend the Offer or terminate the Offer and promptly return the Common Shares, and
               (b) thecircumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

11.              LEGAL AND REGULATORY MATTERS

               GENERAL. Except as set forth in the Offer, based on our review of publicly available filings by the Company with the SEC and other information regarding the Company, we are not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of the Common Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental entity or administrative or regulatory agency that would be required for our acquisition or ownership of the Common Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions, or that adverse consequences might not result to the

               Company's or its subsidiaries' businesses, or that certain parts of the Company's, ISI's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Common Shares in the Offer. See
               Section 10 for a description of the conditions to the Offer.

            STATE TAKEOVER LAWS. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer, we believe that those laws conflict with United States federal law and are an unconstitutional burden on interstate commerce. We have not attempted to comply with any state takeover statutes in connection with the Offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in the Offer nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase the Common Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any of the Common Shares tendered. See Section 10.

               ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Common Shares contemplated by our offer.

           MARGIN REQUIREMENTS. The Common Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to our offer.

12.       FEES AND EXPENSES

               We have retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of the Common Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the

    Offer to beneficial owners of the Common Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws.

          In  addition,  we have  retained  Continental  Stock  Transfer & Trust
     Company as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

               Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Common Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

              ISI has paid or will be responsible for paying all other expenses in connection with the Offer.

13.               MISCELLANEOUS

                 We are not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of the Common Shares in that state.

              We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 7 with respect to information concerning the Company, except that copies will not be available at the regional offices of the SEC.

               WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION.

               Neither the delivery of the Offer nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of ISI, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of the Offer.

                            INTERACTIVE SYSTEMS, INC.

                                 April 26, 2000

                                       I-1

                                   SCHEDULE I

                     DIRECTORS AND EXECUTIVE OFFICERS OF ISI

           DIRECTORS AND EXECUTIVE OFFICERS OF ISI. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of ISI. Unless otherwise indicated below, each occupation set forth opposite each individual refers to employment with ISI. The business address of each such individual is c/o ISI, 1777 North Kent Street, Arlington, VA 22209, and each such individual is a citizen of the United States of America.

                                  NAME POSITION

  Donald C. Weymer....... President, Chief Executive Officer and a Director
  Robert V. Windley.......Executive Vice President and a Director

   Lynn M. Weymer......... Secretary and a Director

               Donald C. Weymer has been the President, Chief Executive Officer and a Director of ISI since 1991. Mr. Weymer has also been the Chief Executive Officer, Chairman of the Board of Directors and Secretary of the Company since March 1994. He was the Chief
               Financial Officer of the Company from March 1994 until October 1995.

               Robert V. Windley has been an Officer and a Director of ISI since September 1997 and the acting Chief Financial Officer of CSI since August 1999. From August 1995 to September 1997, Mr. Windley served as Senior Vice President of McFadden & Associates. Prior to joining McFadden & Associates, Mr. Windley, served as a principal at Booz-Allen & Hamilton.

               Lynn M. Weymer has served as Secretary and a Directorof ISI since 1991.

               Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. Letters of transmittal, Company Certificates and any other required documents should be sent or delivered by each Company stockholder or broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                       The Depositary for the Offer is:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

   By Mail                      By Hand                  By Overnight Courier

 Reorganization Department  Reorganization Department  Reorganization Department
 2 Broadway, 19th Floor         2 Broadway, 19th Floor   2 Broadway, 19th Floor

 New York, NY 10004            New York, NY 10004         New York, NY 10004

            By Facsimile Transmission: Telephone to Confirm Facsimile:
                                (212) 509-5150       (212) 845-3226

             You may direct questions and requests for assistance to the Information Agent at the addresses and telephone numbers set forth below. You may obtain additional copies of this offer to purchase, the letter of transmittal and other Offer materials from the Information Agent as set forth below, and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.

                           77 Water Street, 20th Floor

                               New York, NY 10005

                  Banks and Brokers Call Collect (212) 269-5550
                    All Others Call Toll Free (800) 928-0153